Exhibit 99.1

Infinera Announces Upsize and Pricing of $325 Million Convertible Senior Notes Offering and Repurchase of Approximately $300 Million Aggregate Principal Amount of Convertible Senior Notes due 2024

San Jose, Calif. – August 3, 2022 – Infinera (NASDAQ: INFN) announced today the pricing of $325 million aggregate principal amount of convertible senior notes due 2028 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering was upsized from an originally announced $275 million in aggregate principal amount. Infinera expects the offering of the Notes to close on August 8, 2022, subject to customary closing conditions. Infinera also granted the initial purchaser of the Notes a 13-day option to purchase up to an additional $48.75 million in aggregate principal amount of Notes.

The Notes will be general, unsecured obligations of Infinera, and interest will be payable semiannually in arrears at a rate of 3.75% per year on February 1 and August 1 of each year, beginning on February 1, 2023. The Notes will mature on August 1, 2028, unless repurchased, redeemed or converted prior to such date.

The initial conversion rate is 147.1183 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $6.80 per share of Infinera’s common stock, which represents a 32.5% premium to Infinera’s closing stock price on August 3, 2022). Upon conversion, Infinera will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of common stock of Infinera or a combination of cash and shares of common stock of Infinera, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted. Prior to May 1, 2028, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods. Thereafter, the Notes will be convertible at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

Infinera may redeem for cash all or any part of the Notes, at its option, on or after August 5, 2025, if the last reported sale price of Infinera’s common stock has been at least 130% of the conversion price for the Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Infinera provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders of the Notes will have the right to require Infinera to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Notes). Infinera, under certain circumstances, will also be required to increase the conversion rate for holders who convert their Notes in connection with certain fundamental changes occurring prior to the maturity date or following Infinera’s issuance of a notice of an optional redemption.

Infinera estimates that the net proceeds from this offering will be approximately $315.1 million (or approximately $362.5 million if the initial purchaser exercises its option to purchase additional notes in full), after deducting the initial purchaser’s discount and estimated offering expenses.

Infinera intends to use approximately $283.6 million, which includes accrued and unpaid interest, of the net proceeds from the offering to repurchase approximately $300 million in aggregate principal amount of its 2.125% Convertible Senior Notes due 2024 in privately negotiated transactions concurrently with the offering. Infinera intends to use the remaining net proceeds from the offering for general corporate purposes, including working capital and to fund growth and potential strategic projects.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Contacts:

Media: Anna Vue Tel. + 1 (916) 595-8157 avue@infinera.com	Investors: Amitabh Passi Tel: + 1 (669) 295-1489 apassi@infinera.com

About Infinera

Infinera is a global supplier of innovative open optical networking solutions that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications.

Infinera and the Infinera logo are registered trademarks of Infinera Corporation.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Infinera’s future financial or operating performance and are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, the completion, timing and size of the proposed offering and the anticipated use of proceeds from the offering. Forward-looking statements can also be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or the negative of these words or similar terms or expressions that concern Infinera’s expectations, strategy, priorities, plans or intentions. These statements are based on information available to Infinera as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties.

More information on potential factors that may impact Infinera’s business are set forth in its most current quarterly and annual reports on file with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 25, 2022 as filed with the SEC on July 28, 2022, as well as subsequent documents and reports filed with or furnished to the SEC from time to time. These reports are available on the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.